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                                                                    EXHIBIT 99.1


SUNSTONE COMMENCES OFFERING OF $150 MILLION SENIOR NOTES DUE 2008

JULY 30, 1998

SAN CLEMENTE, Calif., July 30 /PRNewswire/ -- Sunstone Hotel Investors, L.P., a subsidiary of Sunstone Hotel Investors, Inc. (NYSE: SSI), today announced that it intends to offer, subject to market and other conditions, approximately $150 million of Senior Notes due 2008 in a private placement pursuant to Rule 144A and to non-U.S. persons pursuant to Regulation S.

The notes will be unconditionally guaranteed by Sunstone Hotel Investors, Inc. The net proceeds from the Offering will be used to repay indebtedness outstanding under the Sunstone Hotel Investors, Inc. revolving credit facility.

"The Notes will not be registered under the Securities Act of 1933 or applicable state securities law, and may not be offered or sold in the United States absent registration under such Act and applicable state securities laws or in reliance on available exemptions from such registration requirements."

Sunstone Hotel Investors, Inc. is a leading self-administered real estate investment trust whose portfolio consists of luxury, upscale and mid-price hotels located primarily in the Pacific and Mountain regions of the western United States. The Company's growth strategy is to maximize shareholder value by
(i) acquiring underperforming, undercapitalized hotels that are in attractive locations with significant barriers to entry and (ii) improving such hotels' financial performance by renovating, redeveloping, rebranding and repositioning the hotels through the implementation of focused sales and marketing programs. Sunstone Hotel Investors, Inc. is the only hotel REIT that currently focuses its acquisition strategy primarily in the western United States. Through SUNSTONE HOTEL INVESTORS, L.P., the Company owns or has invested in 61 hotels comprising 11,005 rooms.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results and the timing of certain events could differ materially from those set forth in the forward-looking statements.


For information on Sunstone Hotel Investors' Dividend Reinvestment Program, please call 888-261-6776. For investor information on Sunstone Hotel Investors via facsimile at no cost, simply call 1-800-PRO-INFO and dial client code SSI./